Exhibit 3.2

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORMA THERAPEUTICS HOLDINGS, INC.

Forma Therapeutics Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Forma Therapeutics Holdings, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 2, 2019 (the “Original Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on December 18, 2019, as amended (the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Forma Therapeutics Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Sixty Million (160,000,000), of which (i) One Hundred Forty-Seven Million Four Hundred Ninety-Four Thousand One Hundred Seventy-Five (147,494,175) shares shall be a class designated as voting common stock, par value $0.001 per share (the “Voting Common Stock”), (ii) Two Million Five Hundred Five Thousand Eight Hundred Twenty-Five (2,505,825) shares shall be a class designated as non-voting common stock, par value $0.001 per share (the “Non-Voting Common Stock”) and (iii) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”). Any reference to “Common Stock” in this Certificate shall refer to Voting Common Stock and Non-Voting Common Stock, collectively. Any reference to “Common Stock” issued by the Corporation in any contract, agreement or otherwise to which the Corporation is a party, whether before or after the date of filing of this Certificate, shall refer to Voting Common Stock, unless specific reference is made to Non-Voting Common Stock.

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this ARTICLE IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Voting Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL; provided, further, that the Non-Voting Common Stock (i) shall be non-voting except as my be required by law and (ii) shall not entitle the holder thereof to vote on the election of directors at any time;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. NON-VOTING COMMON STOCK

Each holder of shares of Non-Voting Common Stock shall have the right to convert each share of Non-Voting Common Stock held by such holder into one (1) share of Voting Common Stock at such holder’s election by providing written notice to the Corporation; provided, however, that such shares of Non-Voting Common Stock may only be converted into shares of Voting Common Stock during such time or times as immediately prior to or as a result of such conversion would not result in the holder(s) thereof beneficially owning (for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)), when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” means initially 4.99% of the Voting Common Stock. Any holder of Non-Voting Common Stock may increase the Beneficial Ownership Limitation with respect to such holder upon 61 days’ prior written notice to the Corporation and may decrease the Beneficial Ownership Limitation at any time upon providing written notice of such election to the Corporation; provided, however, that no holder may make such an election to change the percentage with respect to such holder unless all holders managed by the same investment advisor as such electing holder make the same election.

The effectiveness of any conversion of any shares of Non-Voting Common Stock into shares of Voting Common Stock is subject to the expiration or early termination of any applicable premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

C. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

RESTRICTED PERIOD

Commencing on the date of the final prospectus relating to a Qualified Public Offering until the date 180 days thereafter (the “Restricted Period”), any Transfer (as defined below) or pledge of Restricted Stock (as defined below), other than Permitted Transfers (as defined below), shall be void. During the Restricted Period, the Corporation shall cause the transfer agent to decline any Transfer other than Permitted Transfers and/or to note stop transfer restrictions on the transfer books and records of the Corporation with respect to any shares of Restricted Stock for which a holder of Restricted Stock is the record holder. Any person or entity purchasing or holding or otherwise acquiring any interest in shares of Restricted Stock shall be deemed to have notice of and consented to the provisions of this ARTICLE V. For purposes of this ARTICLE V,

“Controlled Affiliate” means, with respect to a transferor, (A) any individual or entity that is controlled directly or indirectly (by ownership of voting securities, contract or otherwise) by such transferor or such transferor’s Family, or (B) the Family of such transferor;

“Corporate Transaction” means the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of Common Stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Corporation (or the surviving entity);

“Enterprise Junior Stock” means those shares of the Corporation designated Enterprise 1 Junior Stock, $0.001 par value per share (the “Enterprise 1 Junior Stock”); shares of the Corporation designated Enterprise 2 Junior Stock, $0.001 par value per share (the “Enterprise 2 Junior Stock”); shares of the Corporation designated Enterprise 3 Junior Stock, $0.001 par value per share (the “Enterprise 3 Junior Stock”); shares of the Corporation designated Enterprise 4 Junior Stock, $0.001 par value per share (the “Enterprise 4 Junior Stock”); shares of the Corporation designated Enterprise 5 Junior Stock, $0.001 par value per share (the “Enterprise 5 Junior Stock”); and shares of the Corporation designated Enterprise 6 Junior Stock, $0.001 par value per share (the “Enterprise 6 Junior Stock” and, collectively with the Enterprise 1 Junior Stock, the Enterprise 2 Junior Stock, the Enterprise 3 Junior Stock, the Enterprise 4 Junior Stock and the Enterprise 5 Junior Stock, in each case, authorized, issued and outstanding prior to the completion of a Qualified Public Offering;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Family” means a person’s spouse, lineal descendants, parents, siblings, lineal descendants of siblings, and anyone else (other than domestic employees) sharing a person’s home at the time of such determination. Any such relationship by legal adoption shall be included;

“Permitted Transfer” means (A) any Transfer of Restricted Stock or other securities of the Corporation acquired in open market transactions after the completion of the Qualified Public Offering, provided that no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with subsequent sales of such Restricted Stock or other securities acquired in such open market transactions; (B) any Transfer of Restricted Stock as a bona fide gift or charitable contribution; (C) any Transfer of Restricted Stock in connection with a distribution of shares of Common Stock by the holder thereof to such holder’s partners, members or stockholders; (D) any Transfer of Restricted Stock by will or pursuant to the laws of descent and distribution; (E) any Transfer of Restricted Stock to such holder’s Family or a domestic trust created for the sole benefit of one or more of such holder or any member or members of such holder’s Family; (F) any Transfer of Restricted Stock from a trust described in clause (E) above to the holder (or former holder) who Transferred Common Stock or other securities of the Corporation to such trust; (G) any Transfer of Restricted Stock by a holder of Common Stock to a corporation, partnership or other business entity that controls, is controlled by or managed by or is under common control with such holder; (H) any Transfer of Restricted Stock received from the Corporation upon the exercise of options or any Transfer of Common Stock or other securities of the Corporation convertible into or exercisable or exchangeable for Common Stock of the Corporation or upon the exercise of Options to purchase the Corporation’s securities on a “cashless or “net exercise” basis to the extent permitted by the instruments representing such Options so long as such exercise is effected solely by the surrender of outstanding Options to the Corporation and the Corporation’s cancellation of all or a portion thereof to pay the exercise price; (I) any Transfer of Restricted Stock by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (J) any Transfer of Restricted Stock pursuant to a bona fide third-party tender offer, merger, consolidation or similar transaction made to all holders of Common Stock involving a Corporate Transaction, provided that until such tender offer, merger, consolidation or other such transaction is completed, the Restricted Stock owned by such holder shall remain subject to the restrictions contained herein; (K) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Restricted Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act or otherwise, if any, is required of or voluntarily made by or on behalf of the holder or the Corporation regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period; or (L) any Transfer of Restricted Stock made with the prior written consent of the lead managing underwriters of the Qualified Public Offering. Notwithstanding the foregoing, in the case of any transfer or distribution pursuant to the foregoing clauses (B)-(K), (1) each recipient, transferee, donee or distributee shall agree to be bound by the restrictions contained herein and (2) no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made during the Restricted Period;

“Qualified Public Offering” means the closing of the sale of shares of Common Stock to the public in a firm commitment underwritten public offering on a nationally recognized securities exchange, pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a pre-offering valuation of the Corporation representing a per share price for a share of Common Stock greater than or equal to the Series D Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) with gross offering proceeds to the Corporation of $75,000,000 or more;

“Restricted Stock” means shares of Common Stock authorized, issued and outstanding prior to the closing of the Qualified Public Offering and Enterprise Junior Stock, excluding in all cases, Common Stock issued upon conversion of the Corporation’s previously authorized, issued and outstanding Senior Preferred Stock prior to or in connection with the Qualified Public Offering;

“Senior Preferred Stock” means those shares of the Corporation designated Series A Preferred Stock, $0.001 par value per share; shares of the Corporation designated Series B-1 Preferred Stock, $0.001 par value per share; shares of the Corporation designated Series B-2 Preferred Stock, $0.001 par value per share; shares of the Corporation designated Series B-3 Preferred Stock, $0.001 par value per share; shares of the Corporation designated Series C Preferred Stock, $0.001 par value per share; and shares of the Corporation designated Series D Preferred Stock, $0.001 par value per share; and

“Series D Original Issue Price” means $1.8659 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Corporation’s previously authorized, issued and outstanding Series D Preferred Stock; and

“Transfer” means to (x) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Restricted Stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), or any other securities so owned convertible into or exercisable or exchangeable for Restricted Stock or (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Stock, whether any such transaction described in clause (x) or (y) above is to be settled by delivery of Restricted Stock or such other securities, in cash or otherwise. In addition, any event or occurrence pursuant to which a Controlled Affiliate or a member of a stockholder’s Family ceases to be a Controlled Affiliate or member of such Stockholder’s Family, as applicable, shall be deemed to be a Transfer.

ARTICLE VI

STOCKHOLDER ACTION

1. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this ARTICLE VI, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VII

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the Second Amended and Restated Bylaws of the Corporation (the “Bylaws”) shall so provide.

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be Paolo Paoletti, M.D. and Steven E. Hall, Ph.D.; the initial Class II Directors of the Corporation shall be Peter Wirth, J.D. and Timothy P. Clackson, Ph.D.; and the initial Class III Directors of the Corporation shall be Marsha Fanucci, Peter Kolchinsky, Ph.D. and Frank D. Lee. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2021, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023. The mailing address of each person who is to serve initially as a director is c/o Forma Therapeutics Holdings, Inc., 500 Arsenal Street, Suite 100, Watertown, Massachusetts 02472. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of ARTICLE VII of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this ARTICLE VII, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to ARTICLE VII, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VIII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this ARTICLE VIII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this ARTICLE VII.

ARTICLE IX

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class (for clarification, the holders of Non-Voting Common Stock are not entitled to vote in the election of directors and should not be included in the calculation of such voting power), at a duly constituted meeting of stockholders called expressly for such purpose.

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THIS SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this             day of June, 2020.

FORMA THERAPEUTICS HOLDINGS, INC.

By:
Name: Frank D. Lee
Title: President and Chief Executive Officer

Signature Page to Second Amended and Restated Certificate of Incorporation